EXHIBIT 10d

KAMAN CORPORATION

AMENDED AND RESTATED
DEFERRED COMPENSATION PLAN

(Effective January 1, 1994)


This Amended and Restated Kaman Corporation Deferred
Compensation Plan is adopted by Kaman Corporation effective as of January 1, 1994.

WHEREAS, the Corporation adopted the Plan effective
October 1, 1993; and

WHEREAS, the Corporation amended the Plan by a First
Amendment also effective as of October 1, 1993; and

WHEREAS, the Corporation has reserved the right to amend the Plan; and

WHEREAS, the Corporation wishes to amend the Plan effective
January 1, 1994 to provide for an additional benefit for certain
Participants in the Plan who do not participate in the Kaman
Corporation Supplemental Employees' Retirement Plan; and

WHEREAS, on September 19, 1994, the Board of Directors of the Corporation adopted a resolution authorizing the amendment of the Plan as provided for herein;

NOW, THEREFORE, the Plan is hereby amended and restated in its entirety as follows:


Purpose

The purpose of this Plan is to provide specified benefits to a select group of senior management or highly compensated employees of Kaman Corporation, a Connecticut corporation, and its subsidiaries.

                           Section 1
                          Definitions

For purposes of this Plan, the following phrases or terms shall have the following indicated meanings, unless the context requires otherwise:

1.1 "Account Balance" means, as to each Participant, the sum of (i) all amounts of Base Salary and/or Bonus deferred by the Participant pursuant to this Plan plus (ii) any additional deferred compensation payable pursuant to Section 6.1, plus (iii) all interest credited thereon in accordance with the applicable interest crediting provisions of the Plan, less (iv) any distributions to the Participant or his Beneficiary. For purposes of the Plan established by Section 6A, "Account Balance" means the sum of (i) all amounts of Supplemental Deferred Compensation, plus (ii) all interest credited thereon in accordance with the applicable interest crediting provisions of the Plan, less (iv) any distributions to the Participant or his Beneficiary. These accounts shall be bookkeeping entries only and shall be utilized solely as a device for the measurement and determination of the amounts to be paid to Participant pursuant to this Plan.

1.2 "Additional Deferred Compensation" means the deferred compensation payable to a Participant pursuant to Section 6.1.

1.3 "Base Salary" means a Participant's salary from the Corporation, inclusive of any elective deferrals made under this Plan or any other plan of the Corporation.

1.4 "Beneficiary" means one or more persons, trusts, estates or other entities, designated in accordance with
Section 7, that are entitled to receive payments under this Plan after the death of a Participant.

1.5 "Beneficiary Designation Form" means the form established from time to time by the Committee that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

1.6	"Board" means the Board of Directors of Kaman
Corporation.

1.7 "Bonus" means the cash, incentive compensation that may be awarded to a Participant under the Kaman Corporation Cash
Bonus Plan or any successor plan, inclusive of any elective deferrals made under this Plan or any other plan of the Corporation.

1.8 "Code" means the Internal Revenue Code of 1986, as amended from time to time.

1.9 "Committee" means those persons identified as the Plan Administrators of the Kaman Corporation Compensation
Administration Plan, or such other persons that may be appointed by the Board to manage and administer the Plan pursuant to
Section 9.

1.10 "Corporation" means Kaman Corporation, a Connecticut corporation, and, where the context requires, each of its wholly-owned subsidiaries or the particular corporation that employs the Participant.

1.11 "Crediting Rate" means, for each Plan Year, that rate of interest equal to 120% of the applicable federal long-term rate compounded monthly (as prescribed under section 1274(d) of the Code) in effect for the first month of each Plan Year.

1.12 "Deferral Amount" means that portion of a Participant's Base Salary and/or Bonus that the Participant elects to defer in accordance with Section 3.

1.13 "Deferral Election" means a Participant's election to defer a portion of his Base Salary and/or Bonus as provided in
Section 3 for a particular Plan Year.

1.14 "Disability" means a period of disability during which a Participant qualifies for benefits under any Corporation sponsored long-term disability plan in which the Participant participates, or, if a Participant does not participate in such a plan, a period of disability during which the Participant would have qualified for benefits under such a plan had the Participant been a participant in such a plan, as determined in the sole discretion of the Committee.

1.15 "Election Form" means the form prescribed from time to time by the Committee that a Participant must use to make a Deferral Election under the Plan.

1.16 "Financial Hardship" means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising from events beyond the control of the Participant. The circumstances that will constitute a Financial Hardship will depend upon the facts of each case, but, in any case, the particular circumstances will not be regarded as giving rise to a Financial Hardship to the extent that any hardship is or may be relieved:

(a)	Through reimbursement or compensation by
insurance or otherwise;

(b) By liquidation of the Participant's assets, to the extent the liquidation of such assets would not itself cause severe financial hardship; or

(c)	By cessation of deferrals under the Plan.

1.17   "Participant" means any employee of the Corporation
(i) who is selected to participate in the Plan by the Board in accordance with Section 2.1, (ii) who participates in the Thrift Plan to the extent required as a condition to participation in this Plan, (iii) who elects to participate in the Plan, (iv) who signs a Plan Agreement, an Election Form, and a Beneficiary Designation Form (v) whose signed Plan Agreement, Election Form and Beneficiary Designation Form are accepted by the Committee,
(vi) who satisfies any other enrollment requirements that may be established by the Committee, (vii) who commences participation in the Plan, and (viii) whose Plan Agreement has not terminated. "Participant" in the Supplemental Plan established by Section 6A means any employee of the Corporation who is selected to participate in the Supplemental Plan by the Board in accordance with Section 2.1 and who satisfies any other enrollment requirements that may be established by the Committee; provided, however, that the term shall not include any person who is entitled by contract to receive a payment in lieu of the supplemental deferred compensation provided for in Section 6A, including, but not limited to, retirement benefits in addition to those provided under the Pension Plan. Where the context requires, the term "Participant" shall also mean an employee or former employee who previously participated on an active basis and who still has a positive Account Balance.

1.18 "Payroll Taxes" means any tax imposed on compensation paid to a Participant that an employer is required to collect from the Participant including, but not limited to, any employee contributions for old age, survivors and disability insurance or hospital insurance.

1.19   "Pension Plan" means the Kaman Corporation Employees
Pension Plan.

1.20   "Plan" means this Deferred Compensation Plan.

1.21 "Plan Agreement" means the written agreement, as it may be amended from time to time, that is entered into by and between the Corporation and a Participant. Each Plan Agreement executed by a Participant shall provide for the entire benefit to which such Participant is entitled to under the Plan, and the Plan Agreement bearing the latest date of acceptance by the Committee shall govern such entitlement.

1.22 "Plan Year" means the calendar year, except that the initial Plan Year shall begin on October 1, 1993, and end on December 31, 1993.

1.23   "Retirement", "Retires" or "Retired" means a
Termination of Service on or after the attainment of Early
Retirement Age under the Pension Plan and otherwise in accordance with the Pension Plan.

1.24   "SERP" means the Amended and Restated Kaman
Corporation Supplemental Employees' Retirement Plan.

1.25 "Supplemental Deferred Compensation" means the deferred compensation payable to a Participant pursuant to
Section 6A.1.

1.24 "Termination of Service" means the cessation of employment with the Corporation other than in connection with an authorized leave of absence.

    1.27   "Thrift Plan" means the Kaman Corporation Thrift and
Retirement Plan.

                          Section 2
                  Eligibility and Enrollment

2.1 Selection by Board. Participation in the Plan shall be limited to a select group of management or highly compensated employees whose eligibility to participate in the Plan is approved by the Board on its own initiative, or upon the recommendation of the Committee. The Board may terminate an employee's eligibility to participate in the Plan at any time in its sole discretion.

2.2 Enrollment Requirements. As a condition to participation, an eligible employee must complete, execute and return to the Committee, within the time prescribed by the Committee, a Plan Agreement, and an Election Form. In addition, in order to participate in the Plan for any particular Plan Year, an eligible employee must elect to make the maximum contribution that he is allowed to make under section 402(g) of the Code and the terms of the Thrift Plan. The Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary or appropriate for purposes of administering the Plan. The Committee may in its sole discretion waive the requirement that the eligible employee make the maximum contribution to the Thrift Plan where such maximum contribution to the Thrift Plan would have an adverse financial impact on the employee as a result of the application of any laws or regulations relating to limitations on contributions to, or taxation of distributions from, employee welfare benefit plans.

2.3 Commencement of Participation. An employee shall commence participation in the Plan upon the timely completion of all enrollment requirements and the Committee's acceptance of all submitted documents. Eligible employees who wish to participate in the Plan for any particular Plan Year must satisfy the enrollment requirements prior to the commencement of the Plan Year; provided, however, that in the first year in which an employee first becomes eligible to participate in the Plan, the newly eligible employee must satisfy the enrollment requirements within thirty (30) days after the date on which he became eligible. If an eligible employee does not meet all enrollment requirements within the time prescribed, that employee shall not be allowed to participate in the Plan until the first day of the Plan Year following the completion of all enrollment requirements.


                          Section 3
           Deferral Commitments/Interest Crediting

3.1 Maximum Deferral. For each Plan Year, a Participant may elect to defer a percentage of his Base Salary not to exceed
50% and/or all or a percentage of his Bonus.

3.2 Election to Defer: Effect of Election Form. In order to make a Deferral Election for any Plan Year a Participant must deliver a completed and signed Election Form to the Committee prior to the commencement of the Plan Year to which it relates. In the case of a newly admitted Participant, the Deferral Election must be made within the thirty (30) day period provided for in Section 2.3, and shall not apply to any Base Salary earned prior to the commencement of his participation. A separate Election Form is required for each Plan Year. The Election Form must specify the percentage of the Base Salary and/or Bonus that the Participant has elected to defer. Except as otherwise expressly provided for herein, each Deferral Election shall be irrevocable for the Plan Year for which it is made, and shall be deemed to apply to any salary increases occurring during that year. No Election Form shall be effective unless accepted by the Committee.

3.3 Additions to Account Balances. The percentage of a Participant's Base Salary deferred pursuant to Section 3.2 shall be credited to the Participant's Account Balance as of the last day of each month in which the deferred portion of the Base Salary would have been paid if not deferred. The percentage of a Participant's Bonus deferred pursuant to Section 3.2 shall be credited to the Participant's Account Balance as of the last day of each month in which the deferred portion of the Bonus would have been paid if not deferred.

3.4 Interest Crediting. Interest shall be credited monthly and compounded monthly on all Deferral Amounts credited to a Participant's Account Balance. Interest shall be credited only with respect to amounts in the Account Balance at the end of the month, and no interest shall be credited with respect to any portion of an Account Balance withdrawn or distributed from an Account Balance during the month. The rate of interest shall be the applicable Crediting Rate.

3.5 Payroll Taxes. The Corporation shall ratably withhold from that portion of the Participant's Base Salary or Bonus that is not being deferred, any Payroll Taxes imposed on the Participant with respect to any Deferral Amount, Additional Deferred Compensation or Supplemental Deferred Compensation. If necessary, the Committee shall reduce the Deferral Amount in any Plan Year in order to comply with this Section 3.5.

3.6	Suspension of Election upon Financial Hardship. If a
Participant believes he has experienced a Financial Hardship, the Participant may request the Committee to suspend the Participant's Deferral Election for the remainder of the Plan Year in which the Financial Hardship occurs. The Committee shall grant the request if the Committee, in its sole discretion, determines that the Participant has suffered a Financial Hardship.

3.7	Suspension of Election Upon Disability. In the event
of the Disability of a Participant, the Committee shall automatically suspend the Participant's Deferral Election for the remainder of the Plan Year in which the Disability occurs effective upon the determination of Disability.

Section 4
Distributions Upon Retirement

4.1	Distributions Upon Retirement. The Account Balance of a
Participant who Retires shall be distributed in a lump sum or in monthly installments over a period of 5, 10 or 15 years, as the Participant shall have elected pursuant to Section 4.2. Notwithstanding the foregoing, for purposes of the plan established by Section 6A, the Participant may elect only between receiving distributions in monthly installments over a period of 10 years or 15 years.

4.2	Election of Method of Payment. Each Participant, in
connection with his commencement of participation in the Plan, must elect the manner in which he wishes to have his Account Balance distributed upon Retirement. As part of this election, the Participant shall indicate whether he wishes the lump sum payment to be made or the installment payments to commence (i) on the first day of the third month following the date the Participant Retires, or (ii) on the later of (A) the first day of the third month following the date the Participant Retires or (B) on the second day of the January next following the date the Participant Retires. The election shall be made on the form prescribed by the Committee. A Participant must make a separate election with respect to the payment of supplemental deferred compensation pursuant to Section 6A. A Participant may change his election to an allowable alternative method of payment by submitting a new election to the Committee, but any such change shall be applicable only with respect to subsequent Deferral Elections. The election made for purposes of the plan established by Section 6A shall be irrevocable once made.

4.3	Calculation of Monthly Distributions. If a
Participant elects to receive distributions in the form of monthly installments, the distribution shall be made in the form of equal monthly installments adjusted on an annual basis at the beginning of each Plan Year to provide for annual amortization of the remaining Account Balance over the remaining payment period with interest at the Crediting Rate in effect at the beginning of the Plan Year. Each monthly installment shall be one-twelfth of the annual payment.


Section 5
Distributions Other than Upon Retirement

5.1	Distributions After Lapse of Years. In connection
with each Deferral Election, a Participant may also elect to receive a distribution of that portion of his Account Balance equal to the Deferral Amount for that Plan Year plus any interest credited thereon after the lapse of seven or more Plan Years as specified in the Election Form. Any such distributions shall be made in a lump-sum no later than ninety (90) days after the lapse of the number of years specified in the Election Form. Notwithstanding any provision herein to the contrary, no interest shall be credited on the Account Balance for any period subsequent to the last day of the last Plan Year in the lapse period.

5.2	Distributions Upon Disability or Death of
Participant. Upon the Disability or death of a Participant, including a Participant who has commenced receiving distributions of his Account Balance, the Participant's entire Account Balance shall be distributed to the Participant or, in the case of a deceased Participant, to the Participant's Beneficiary in a lump sum. If the Participant's Account Balance at the time of Disability or death exceeds $25,000, and the Participant has not commenced receiving a distribution of his Account Balance at such time, then, at the sole discretion of the Committee, the Participant's Account Balance shall be distributed in 120 monthly installments in the manner provided for in Section 4.3. The lump sum distribution shall be made, or the installment payments shall commence, on the first day of the third month following the determination of the Disability of the Participant or the death of the Participant.

5.3	Distributions Upon Termination of Service. In the
case of a Participant who has experienced a Termination of Service not occasioned by Retirement, Disability or death, the entire Account Balance of the Participant shall be distributed to the Participant on the second day of the January next following the date on which the Termination of Service occurs; provided, however, that the Committee may, in its sole discretion, authorize an earlier Distribution. For purposes of the plan established by Section 6A, the Account Balance of a Participant who has experienced a Termination of Service not occasioned by Retirement, Disability or death, shall be distributed in monthly installments over a period of 10 years or 15 years (as elected by the Participant) commencing on the second day of the January next following the date on which the Termination of Service occurs unless the Committee elects, in its discretion, to make an earlier distribution.

5.4	In-service Distributions Upon Financial Hardship. If
a Participant believes he has experienced a Financial Hardship, then, in addition to requesting a suspension of his Deferral Election pursuant to Section 3.6, the Participant may also request a distribution of part or all of the Participant's Account Balance on account of Financial Hardship. The Committee may, in its sole discretion, grant the request provided, however, that in no circumstances shall the amount of the distribution from the Participant's Account Balance exceed the amount that the Committee, in its sole discretion, determines is necessary to satisfy the Financial Hardship. If the Committee approves the distribution, the distribution shall be made as soon as practicable in the discretion of the Committee.

5.5	In-service Withdrawals. A Participant shall be
entitled to withdraw all of his Account Balance without regard to Financial Hardship, provided, however, that if a Participant elects an in-service withdrawal pursuant to this Section 5.5, then immediately prior to such withdrawal: (i) the Participant's Account Balance will automatically be reduced by the lesser of
(X) any portion of the Account Balance attributable to interest credited on Deferral Amounts or (Y) ten percent (10%) of the Participant's Account Balance, calculated in either case as of the date of withdrawal; and (ii) the Participant's Deferral Election for the current Plan Year shall be suspended and the Participant shall not be eligible to make any additional Deferral Elections for any future Plan Years. The distribution shall be made within ninety (90)days after the Participant provides the Committee with written notice of his intent to withdraw his Account Balance and executes a written acknowledgment of the reduction in his Account Balance and his ineligibility to participate in the Plan as set forth above.


Section 6
Additional Deferred Compensation

6.1	Additional Deferred Compensation. The Corporation shall
pay Additional Deferred Compensation to each Participant in an amount equal to 25% of the Participant's Deferral Amount for such Plan Year, provided, however, that the Additional Deferred Compensation payable to a Participant for any Plan Year shall not exceed an amount equal to 1.25% of the Participant's Base Salary and Bonus (or such lower percentage as the Corporation shall determine) reduced by any matching contribution that the Corporation made to the Participant's account under the Thrift Plan. Any Additional Deferred Compensation shall be credited to the Account Balance of the Participant and shall be treated as a Deferral Amount with respect to the Plan Year to which it relates, and, as such, shall be governed by the Deferral Election in effect for that Plan Year. The Additional Deferred Compensation shall be calculated within ninety (90) days after the close of the Plan Year and shall be credited to the Participant's Account Balance as of January 1 of the succeeding Plan Year to each such Participant employed on said date. Interest shall be credited on said amount thereafter in accordance with Section 3.4.

6.2	Other Benefits. This Plan shall supplement and shall
not supersede, modify or amend any other plan or program maintained by the Corporation except as may otherwise be expressly provided.


Section 6A
Supplemental Deferred Compensation

6A. 1   Supplemental Deferred Compensation. The Corporation
shall pay Supplemental Deferred Compensation to each Participant who is not also a participant in the SERP. The amount of the Supplemental Deferred Compensation shall be ten percent (10%) of the amount by which the Participant's "W-2 Earnings" (as defined in the Pension Plan) for the most recently concluded fiscal year of the Pension Plan exceed the "Compensation Limit" set forth in section 401(a)(17) of the Code, as adjusted from time to time as provided for in said section 401(a)(17). The Supplemental Deferred Compensation shall be calculated within ninety (90) days after the close of the Plan Year and shall be credited to the Participant's Account Balance as of January 1 of the succeeding Plan Year to each such Participant employed on said date. Interest shall be credited on said amount thereafter in accordance with Section 3.4.

6A.2 Separate Treatment. This Section 6A establishes a separate and distinct plan for the payment of deferred compensation, which Plan shall be governed by and administered in accordance with the provisions of this Section and Sections 1, 2.1, 3.4, 3.5, 4.1, 4.2, 4.3, 5.2, 5.3, 7, 8, 9 and 10 hereof. By way of example, and not by way of limitation: Supplemental Deferred Compensation and the interest credited on such Compensation shall be credited to a separate account; a Participant shall be entitled to make a separate election as to the distribution of his Account Balance attributable to Supplemental Deferred Compensation; a Participant in this Supplemental Plan will not be entitled to receive a distribution of his Account Balance attributable to this Plan until the time provided for in Section 4.1, 5.2 or 5.3; and a Participant who is otherwise eligible to receive Supplemental Deferred Compensation hereunder shall be entitled to continue to receive such compensation even though the Participant is ineligible to make any additional Deferral Elections because he has elected to take an in-service withdrawal pursuant to Section 5.5.

6A.3 Transfer of Benefits. If an employee would be eligible to participate in the Supplemental Plan established pursuant to this Article 6A but for the fact that he participates in the SERP, then he may elect to terminate his participation in the SERP and thenceforth participate in this Plan. If he so elects, his initial Account Balance for purposes of this Supplemental Plan shall be credited with the present value of his accrued SERP benefits as determined in accordance with the provisions of the SERP.

6A.4 Cash-out Option. Notwithstanding any election by a Participant to receive distributions in monthly installments, in the discretion of the Committee, the remaining Account Balance of a Participant who has commenced receiving distributions in monthly installments shall be distributed in a single lump sum if the monthly payment is less than $100 or the remaining Account Balance is less than $10,000. This cash-out option shall be applicable only to the Supplemental Plan established pursuant to this Section 6A.


                          Section 7
                   Beneficiary Designation

7.1 Beneficiary. Each Participant shall have the right, at any time, to designate a Beneficiary (both primary as well as contingent) to receive any distributions of the Account Balance upon the death of the Participant.

7.2 Beneficiary Designation. A Participant shall designate his Beneficiary by completing and signing the Beneficiary Designation Form, and returning it to the Committee. A Participant shall have the right to change his Beneficiary Designation by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Committee's rules and procedures. Upon the acceptance by the Committee of a new Beneficiary Designation Form, all prior Beneficiary designations shall be canceled. No designation or change in designation of a Beneficiary shall be effective until received and accepted by the Committee. The Committee shall be entitled to rely on the last Beneficiary Designation Form filed by the Participant and accepted by the Committee prior to his death except to the extent superseded by any applicable law or court order.

7.3	Failure to Designate Beneficiary. If a Participant
fails to designate a Beneficiary as provided above or, if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant's Account Balance, then the Participant's designated Beneficiary shall be deemed to be his surviving spouse. If the Participant has no surviving spouse, the Participant's Account Balance shall be distributed to the executor or personal representative of the Participant's estate.

7.4	Doubt as to Beneficiary. If the Committee has any doubt
as to the proper Beneficiary to receive payments pursuant to this Plan, the Committee shall have the right, exercisable in its sole discretion, to cause the Corporation to withhold such payments until this matter is resolved to the Committee's satisfaction.


Section 8
                     Termination or Amendment

8.1	Termination. The Board reserves the right, at any time,
to terminate the Plan as to any future deferrals or to terminate the Plan in its entirety. If the Plan is terminated then all Account Balances shall be distributed in a cash lump sum within 60 days of the effective date of such termination unless the Corporation has established the trust referred to in Section 10.1 and such trust is funded by letter of credit or otherwise in an amount not less than the aggregate Account Balances of all Participants on the date of termination.

8.2	Amendment. The Board may amend the Plan at any time,
in whole or in part; provided, however, that no amendment shall be effective to (i) reduce a Participant's Account Balance in existence on the effective date of the amendment or the Corporation's obligation to fund or distribute such Account Balance in the event of a termination of the Plan, (ii) reduce the Crediting Rate on any Account Balance existing on the effective date of the amendment, or (iii) allow the Participant to accelerate the receipt of any portion of the Participant's Account Balance existing on the effective date of the amendment beyond the authority currently granted. The Board may delegate the authority to amend the Plan to a committee of the Board or to the Committee.

Section 9
Administration

9.1	Committee Duties. This Plan shall be administered by
the Committee, which shall have the discretion and authority to make, amend, interpret, and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan. Members of the Committee may be Participants under this Plan, provided, however, that no Committee member shall participate in any decision in which he has an interest other than an interest as a participant in the Plan generally. The decision or action of the Committee with respect to any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final, conclusive and binding upon all persons having any interest in the Plan.

9.2	Agents. The Committee may, from time to time, (i)
employ agents and delegate to them such administrative duties as it sees fit and (ii) consult with counsel who may be counsel to the Corporation.

9.3	Indemnity of Committee. The Corporation shall indemnify
and hold harmless the members of the Committee, or any of its agents, against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Plan, except in the case of willful misconduct.

9.4	Information Requirement. The Corporation shall supply
full and timely information to the Committee on all matters relating to the compensation of its Participants, the date and circumstances of the Retirement, Disability, death or Termination of Service of any Participant, and such other pertinent information as the Committee may reasonably require in order to enable the Committee to perform its functions.

     9.5	Claims Procedures. The Committee shall establish a
claims procedure under the Plan. Any determination or action of the Committee with respect to the administration of the Plan shall be final, conclusive and binding on all persons interested herein.

Section 10
Miscellaneous

10.1	Unsecured General Creditor. Participants and their
Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interest or claims in any property or assets of the Corporation. Any and all of the Corporation's assets shall be, and remain, the general, unpledged, unrestricted assets of the Corporation. The Corporation's obligation under the Plan shall be merely that of an unfunded and unsecured promise to pay money in the future. The Corporation intends to establish a trust for the purposes of providing Participants with assurance that the Corporation's obligations under this Plan will be honored. Under the terms of the trust, however, any assets placed in trust shall continue to be available to the creditors of the Corporation in the event of the Corporation's insolvency, and, accordingly, the rights of Participants, and their Beneficiaries, heirs, successors and assigns, shall remain those of an unsecured general creditor notwithstanding the establishment of such a trust.

10.2	Corporation's Liability. The Corporation shall have
no obligation to a Participant or his Beneficiary under the Plan except as expressly provided in the Plan and the Participant's
Plan Agreement.

10.3	Nonassignability. Neither a Participant nor any other
person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt, the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are expressly declared to be unassignable and non-transferable. No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant's or any other person's bankruptcy or insolvency.

10.4 Not a Contract of Employment. The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Corporation and the

Participant. Such employment is hereby acknowledged to be an "at will" employment relationship that can be terminated at any time unless expressly provided in a written employment agreement. Nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Corporation, or to interfere with the right of the Corporation to discipline or discharge the Participant at any time.

10.5 Furnishing Information. As a condition to participation, each Participant agrees to cooperate with the Committee by furnishing any and all information requested by the Committee and take such other actions as may be requested in order to facilitate the administration of the Plan, including but not limited to taking such physical examinations as the Committee may deem necessary.

10.6 Terms. Whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply. Any reference to the masculine gender shall be deemed to include the feminine gender as well.

10.7 Captions. The captions in the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.8 Governing Law. The provisions of this Plan shall be construed and interpreted according to the laws of the State of Connecticut.

10.9 Notice. Any notice or filing required or permitted to be given to a Participant under this plan shall be sufficient if in writing and hand delivered or sent by mail to the last known address of the Participant. Any notice or filing required or permitted to be given to the Committee under this Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to:

Kaman Corporation
P.O. Box 1
Bloomfield, CT 06002

Attention:	Deferred Compensation Plan Committee

Such notice shall be deemed given as of the date of hand delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.10 Successors. The provisions of this Plan shall bind and inure to the benefit of the Corporation and its successors and assigns and the Participant, the Participant's Beneficiaries, and their permitted successors and assigns.

10.11 Validity. In case any provision of this Plan shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

10.12 Incompetency. If a distribution under this Plan is payable (i) to a minor, or (ii) to a person the Committee determines in its discretion to be incompetent or incapable of handling the disposition of that person's property, the Committee may direct payment of such benefit to the guardian, legal representative or person having the care and custody of such minor, incompetent or incapable person.

10.13	Distribution in the Event of Taxation. If, for any
reason, all or any portion of a Participant's benefit under this Plan becomes taxable to the Participant prior to receipt, a Participant may request that the Committee distribute a portion of the Participant's Account Balance sufficient to meet the Participant's tax liability (including additions to tax, penalties and interest).

10.14	Effect of Payment. The full payment of a
Participant's Account Balance to the person the Committee determines is the proper person to receive the distribution shall completely discharge all obligations to the Participant under this Plan and the Participant's Plan Agreement shall terminate.

IN WITNESS WHEREOF, the Corporation has signed this Amended and Restated Plan document on this 9th day of December, 1994.

                                        KAMAN CORPORATION


                                        By Harvey S. Levenson
                                        Its President

                       FIRST AMENDMENT
                              TO
            KAMAN CORPORATION AMENDED AND RESTATED
                 DEFERRED COMPENSATION PLAN


THIS AMENDMENT made by Kaman Corporation for the purpose of amending its Amended and Restated Deferred
Compensation Plan,
                        WITNESSETH:

WHEREAS, by Written Plan Instrument dated December 9, 1994,
Kaman Corporation (hereinafter referred to as the "Corporation") adopted an Amended and Restated Deferred Compensation Plan; and
     WHEREAS, the Corporation reserved the right, in Section 8.2 thereof, to amend the Plan; and
     WHEREAS, the Corporation now wishes to amend the Plan in the particulars set forth below;

NOW, THEREFORE, the Corporation hereby amends the Plan as
follows:
1.	The last sentence in Subsection 2.2 is hereby deleted
and replaced with the following sentence:

"The Committee may in its sole discretion waive the requirement that the eligible employee make the maximum contribution that he is allowed to make under section
402(g) of the Code and the terms of the Thrift Plan, provided, however, that in granting such a waiver, the Comminee shall not require, as a condition to participation in the Plan, that the eligible employee make or not make elective contributions to the Thrift
Plan or make a particular level of elective contributions to the Thrift Plan (other than the maximum elective contribution that he is allowed to make under section 402(g) of the Code and the terms of the Thrift Plan)."

2.	The first sentence of subsection 6.1 is hereby deleted
and replaced with the following sentence:

"6.1 Additional Deferred Compensation. The Corporation shall pay Additional Deferred Compensation to each Participant in an amount equal to 25% of the Participant's Deferral Amount for such Plan Year, provided, however, that the Additional Deferred Compensation payable to a Participant for any Plan Year shall not exceed an amount equal to 1.25% of the Participant's Base Salary and Bonus (or such lower percentage as the Corporation shall determine) reduced by an amount equal to the maximum matching contribution allowed for the Participant's benefit under the Thrift Plan determined on the assumption that the Participant makes or has made the maximum elective contribution that he is allowed to make under Section 402(g) of the Code and the terms of the Thrift Plan."

3.	Except as hereinabove modified and amended, the
Amended and Restated Deferred Compensation Plan shall remain in full force and effect.
4.	This First Amendment is effective January 1, 1997.

IN WITNESS WHEREOF, Kaman Corporation has caused this First amendment to be executed on this 13th day of August, 1997

WITNESS                                KAMAN CORPORATION

Candace A. Clark                       By: Robert M. Garneau

                      SECOND AMENDMENT
                             TO
           KAMAN CORPORATION DEFERRED COMPENSATION PLAN
        (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1994)

     THIS AMENDMENT made this 9th day of September, 1997, by Kaman Corporation, hereinafter referred to as the "Company", for the purpose of amending certain provisions of the Deferred
Compensation Plan,

                           WITNESSETH:

     WHEREAS, the Company amended and restated the Kaman
Corporation Deferred Compensation Plan (hereinafter referred to as the "Plan") by written Plan instrument adopted generally effective as of January 1, 1994, and further amended the same by a First Amendment thereto effective January 1, 1997; and

     WHEREAS, the Company reserved the right to amend the Plan in
Section 8 thereof; and

     WHEREAS, the Company desires to amend the Plan in the following particulars;

     NOW , THEREFORE, the Company hereby amends the Plan as follows;

     1. The definition of "Base Salary" in Section 1.3 is hereby amended to add the following:

     "Base Salary may also include other forms of compensation to which a Participant may become entitled to receive from the Company or an affiliated company thereof including, but not limited to, separation compensation. The determination as to the types of compensation which may be eligible for deferral under the Plan shall be made prior to the time such compensation is due and owing to the Participant. The type of compensation and the extent to which a Participant may defer such amounts shall be made by the Committee in its sole discretion."

     2.	Section 5.3 shall be redesignated as Section 5.3A and
the first sentence of said section shall be amended by adding at the beginning thereof the following:

     "Except as otherwise provided in paragraph 5.3B below,".

     3.	Section 5.3 shall be further amended by adding a new
paragraph 5.3B to read as follows:

"5.3B. Distributions Related to a Sale, Merger, et.
a1. In the case of a Participant who has experienced a Termination of Service as a result of a sale, merger or other disposition by the Company of an affiliated company or in the event of a disposition by the Company of substantially all the assets of a line of business, the Participant's Account Balance shall be distributed as if he Retired at the time of his Termination of Service; provided, however, that notwithstanding anything to the contrary in Section
4.2, prior to the final closing of the sale, merger, or other disposition of the affiliated company or line of business, an affected Participant shall have the right to change his election under Section 4.2 to any form of distribution then allowable under the Plan.
Any such change of elections to the form of distribution shall apply to the Participant's entire
Account Balance."

     3.	The above amendments shall be effective on
September 9, 1997.

     4.	As hereinabove modified and amended, the Plan shall
remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers.

WITNESS	KAMAN CORPORATION


Candace A. Clark                   By:  Robert M. Garneau
                                   Its Executive Vice President

                       THIRD AMENDMENT
                             TO
          KAMAN CORPORATION DEFERRED COMPENSATION PLAN
      (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1994)




THIS AMENDMENT made this 15th day of February, 2000, by Kaman Corporation, hereinafter referred to as the ("Company", for the purpose of amending certain provisions of the Deferred
Compensation Plan,

                           WITNESSETH:

WHEREAS, the Company amended and restated the Kaman
Corporation Deferred Compensation Plan (hereinafter referred to as the "Plan") by written Plan instrument adopted generally effective as of January 1, 1994, and further amended the same by a First Amendment thereto effective January 1, 1997 and a Second Amendment thereto effective September 9, 1997; and

WHEREAS, the Company reserved the right to amend the Plan in
Section 8 thereof; and

WHEREAS, the Company desires to amend the Plan in the following particulars;

NOW, THEREFORE, the Company hereby amends the Plan as follows:

1. The first sentence of Section 6.1, as set forth in the First Amendment, is further amended by the deletion of "1.25%" where the same shall appear therein and the substitution of "2.5%" in lieu thereof.

2. The above amendment shall be effective as of January 1, 2000.

3. As hereinabove modified and amended, the Plan as amended shall remain in full force and effect.

IN WITNESS WHEREOF, the Company has caused this Amendment to be executed by one of its duly authorized officers.

WITNESS	KAMAN CORPORATION

Candace A. Clark                 By:  Robert M. Garneau
Secretary                        Its Executive Vice President
                                 and CFO

                       FOURTH AMENDMENT
                              TO
            KAMAN CORPORATION DEFERRED COMPENSATION PLAN
         (AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 1994)



     THIS AMENDMENT made this 14th day of November, 2000, by Kaman Corporation, hereinafter referred to as the "Corporation", for the purpose of amending certain provisions of the Deferred
Compensation Plan,

                             WITNESSETH:

WHEREAS, the Corporation amended and restated the Kaman Corporation Deferred Compensation Plan (hereinafter referred to as the "Plan") by written Plan instrument adopted generally effective as of January 1, 1994, and further amended the same by a First Amendment thereto effective January 1, 1997, a Second Amendment thereto effective September 9, 1997, and a Third Amendment thereto effective January 1, 2000; and
WHEREAS, the Corporation reserved the right to amend the Plan in Section 8 thereof; and WHEREAS, the Corporation desires to amend the Plan in the following particulars;
NOW, THEREFORE, the Corporation hereby amends the Plan as follows:

1.	Section 4.2 is amended to read as follows, effective
November 14, 2000:

"4.2 Election of Method of Payment. Each Participant, in connection with his commencement of participation in the Plan, must elect the manner in which he wishes to have his Account Balance distributed upon Retirement. As part of this election, the Participant shall indicate whether he wishes the lump sum payment to be made or the installment payments to commence (i) on the first day of the third month following the date the Participant Retires, or (ii) on the later of (A) the first day of the third month following the date the Participant Retires or (B) on the second day of the January next following the date the Participant Retires. The election shall be made on the form prescribed by the Committee. A Participant must make a separate election with respect to the payment of supplemental deferred compensation pursuant to Section 6A. A Participant may change his election to an allowable alternative method of payment any time or any number of times by submitting a new election to the Committee. Any such change made prior to November 14, 2000 shall be applicable only with respect to subsequent Deferral Elections. Any change made on or after November 14, 2000 may apply to all previous deferrals as well; provided, however, that if the event which triggers the distribution occurs within one year of any such change made on or after November 14, 2000, that change shall be totally null and void. Effective November 14, 2000, an election made for purposes of the plan established by Section 6A (including elections made prior to November 14, 2000) shall not be irrevocable once made; and any change made on or after November 14, 2000 shall be subject to the same rules as are prescribed in the previous sentence."

2.	Section 8.2 is amended to read as follows, effective
November 14, 2000:

"8.2 Amendment. The Board may amend the Plan at any time, in whole or in part; provided, however, that no amendment shall be effective to (i) reduce a Participant's Account Balance in existence on the effective date of the amendment or the Corporation's obligation to fund or distribute such Account Balance in the event of a termination of the Plan, or (ii) reduce the Crediting Rate on any Account Balance existing on the effective date of the Amendment. In the event of a Change in Control, the additional restrictions an amendment set forth in Section 11.2 shall also apply. The Board may delegate the authority to amend the Plan to a committee of the Board or to the Committee."

3.	The following new Section 11 is added to the Plan,
effective November 14, 2000:

                         "Section 11

                      Change in Control

11.1	Contributions to Rabbi Trust. (a) In the event of
a Change in Control, as defined herein, the Corporation shall have the obligation to make contributions to the Kaman Corporation Deferred Compensation Plan Trust Agreement, and shall make contributions to the Trust in cash, in an amount sufficient to cause the Trust Fund to equal at least the amount of all benefits accrued under the Plan for Participants and beneficiaries thereof as of the Change in Control. Such contribution shall be made on or before the occurrence of such Change in Control.

(b)	Thereafter, on at least an annual basis (the
"valuation date"), the Corporation shall have the obligation to make additional contributions to the Kaman Corporation Deferred Compensation Plan Trust Agreement, and shall make such additional contributions to the Trust in cash, in an amount sufficient to cause the Trust Fund to equal at least the amount of all benefits accrued under the Plan for Participants and beneficiaries thereof as of such valuation date. Any such contribution shall be made within ten (10) days of such valuation date. The first valuation date must be at or within twelve (12) months of the date the Change in Control occurred.

(c)	If the Corporation fails to satisfy any of the
requirements of paragraphs (a) or (b) of this Section 11.1, the Plan will automatically terminate and notwithstanding anything to the contrary contained in Section 8.1 or elsewhere in the Plan, all accrued benefits under the Plan will be paid out immediately in lump sum payments to Participants and beneficiaries of deceased Participants.

11.2	Restrictions on Amendment. In the event of a
Change in Control, as defined herein, then in addition to any other protections provided in Section 8.2, the Plan may not be amended in any way that would have an adverse effect upon the calculation or payment of the benefits hereunder of any current Participant or any Participant receiving distributions which have accrued as of the date of such amendment.

11.3	Change in Control Defined. As used herein, the
term "Change in Control" means the first to occur of any of the following events:

(a)	Any "person" (as that term is used in Section 13
and 14(d)(2) of the Securities Exchange Act of 1934 ("Exchange Act")) is or becomes the beneficial owner (as that term is used in Section 13(d) of the Exchange Act), directly or indirectly, of 50% or more of Kaman Corporation's capital stock entitled to vote in the election of directors (a "Change in Ownership"); provided, however, that a Change in Ownership shall not result in a Change in Control unless within the two year period following the particular Change in Ownership there is also a change in the members of the Board of Directors of Kaman Corporation such that those persons serving as directors of Kaman Corporation immediately prior to the Change in Ownership cease to represent at least one-half of the members of the Board of Directors of Kaman Corporation.

(b)	Any consolidation or merger of Kaman Corporation,
other than a merger of Kaman Corporation in which the holders of the common stock of Kaman Corporation immediately prior to the merger hold more than 50% of the common stock of the surviving corporation immediately after the merger.

(c)	The shareholders of Kaman Corporation approve any
plan or proposal for the liquidation or dissolution of Kaman
Corporation; or

(d)	Substantially all of the assets of Kaman
Corporation are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Internal Revenue Code of 1986, as amended) in which Kaman Corporation is a member.

 (e)	It is the intent of the Corporation that this
definition be identical to the definition of Change in Control set forth in the Kaman Corporation Deferred
Compensation Plan Trust Agreement.

4.	As hereinabove modified and amended, the Plan as
amended shall remain in full force and effect.

5.	This Amendment is effective as of November 14, 2000.


IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed by one of its duly authorized officers.


WITNESS                                  KAMAN CORPORATION

Candace A. Clark                         By:  Paul R. Kuhn